Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin Coleman (610) 889-5247

AMETEK ACQUIRES AERO COMPONENTS INTERNATIONAL
AND AVTECH AVIONICS AND INSTRUMENTS

Acquisitions Expand AMETEK’s Position in Aerospace Aftermarket

Berwyn, PA, December 17, 2012 — AMETEK, Inc. (NYSE: AME) today announced the acquisitions of Aero Components International (ACI) and Avtech Avionics and Instruments (Avtech), both privately owned, FAA-certified aviation repair operations located in Miami, FL.

ACI repairs and overhauls fuel, hydraulic, pneumatic, power generation and heat exchanger components and is one of the few independent aviation repair shops with fuel repair capabilities. Avtech’s expertise is in the repair and maintenance of next generation and legacy avionics and instruments. Each business operates separate facilities located near AMETEK’s High Standard Aviation aerospace maintenance, repair and overhaul (MRO) operation.

“Our acquisition of ACI and Avtech represents a further expansion of AMETEK’s global aerospace MRO capabilities. Together with our other MRO acquisitions and organic expansion activities, AMETEK now has a significant and growing presence in this attractive market,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Both of the acquired businesses extend our portfolio of MRO services with ACI adding fuel repair capabilities and Avtech broadening our expertise in next generation avionics,” adds Mr. Hermance.

ACI and Avtech join AMETEK Aerospace & Defense, which in addition to third party MRO services, is a leader in engine and aircraft monitoring systems, power generation and distribution systems, data acquisition units, fuel and fluid measurement systems, engine and airframe sensors, cables, harness assemblies, avionics, blowers, fans, and heat transfer and cooling systems. AMETEK Aerospace & Defense is a division of AMETEK, Inc.

Corporate Profile

AMETEK, Inc. (NYSE: AME) is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $3.4 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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AMETEK ACQUIRES AERO COMPONENTS INTERNATIONAL AND AVTECH AVIONICS AND INSTRUMENTS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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